Exhibit 10.16

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No:DTZL20190000722

Housing rental contracts

Lessor (hereinafter referred to as Party A): Zeng Kunqiong ID :[ ]

Address: [ ] Contact telephon:[ ]

Lessee (hereinafter referred to as Party B): Xin Yuchang ID :[ ]

Address: [ ]

Intermediary Party (hereinafter referred to as Party C): [ ]

In accordance with the Contract Law of the People’s Republic of China and the relevant laws and regulations, A, B and C, on an equal and voluntary basis, lease the premises to Party B through the intermediary service of Party C, and Party B rents the premises of Party A. In order to clarify the rights and obligations of the three parties, this contract is concluded by consensus.

Article 1 Party A guarantees that the leased premises conform to the relevant state restrictions on the leased premises.

Article 2 The location, area, decoration and facilities of the house

1.    The house leased by Party A to Party B is located at No .1506, Unit 15, Building 1, No .383, South Chengfei Avenue, Qinghand District;

2.    The building area of rental housing is 79.01 square meters.

3.    Details of the existing decoration, facilities and equipment of the building are attached to the contract. The attachment shall be the basis for Party A’s acceptance when Party A agrees to deliver the premises to Party B for use and when Party B returns the premises at the end of the lease period of this contract.

Article 3 Documents to be provided by Party A

Housing title certificate (or valid certificate with lease right), identity certificate (business license) and other documents, Party B shall provide identification documents. A copy may be deposited with Party C after verification. All copies are for this lease only.

4.    Housing ownership status Party A holds (Zeng Kunqiong). Both husband and wife of Zhu Longjin jointly share) o file keeping number (or real estate unit number / contract filing number) is 0152660. Name or Name of Owner: Tseng Kunqiong House (Title Certificate) has been mortgaged, If there is a mortgage Party A guarantees full right to rent.

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Article 4 Time limit and purpose of lease

1.    The house is leased for 11 months. from 2019.10.31 to 2020.10.30 ik-

2.    Party B agrees to Party A to lease I house only as Wei who uses. The number of persons living in the household shall not exceed the number of persons living in the household.

3.    If the lease is for residential purposes, Party A shall, within seven days from the date of the conclusion of this contract with Party B, go through the formalities for the rental of the premises at the place where the premises are located. Party B shall inform Party A of the situation of the occupants of the premises, and Party A shall establish a personnel register and submit it to the relevant I, department in accordance with the regulations

4.    Party A and Party B shall, in accordance with the Measures for the Administration of Housing Leasing in Chengdu City, go through the formalities of registration and filing of housing lease with the local real estate administration department within 30 working days after the signing of this contract.

5.    At the end of the lease period, Party A shall have the right to return the leased premises, and Party B shall return the premises in accordance with the original condition of the premises or the changes made with the consent of Party A and its accessories, facilities and equipment as scheduled, and shall settle the respective expenses to be settled.

Article 5 Rent and Deposit

1.    The rental order for the house is ¥2650 per month - the total rent is ¥31,800.

2.    The rent is paid every 3 months, and the rent paid by Party B to Party A for the first time is ¥7950 yuan within 2 days of the signing of this contract, the second rent payment is paid 15 days before end of 3 months period.

3.    At the time of the signing of this contract, Party B shall deliver to Party A a deposit ¥2650. Party A shall return the deposit (no interest) to Party B after the settlement of the expenses of water, electricity, gas, net, property management etc.

4.    Housing rental payments are as follows :

(1)          Cash

(2)          Bank Transfer: Account Name: Zeng Kunqiong

Account number :[ ]

Bank: ICBC Yan Cheng Branch Office

5.    Party A shall provide Party B with valid receipt documents after receiving payment.

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6.    Based on the intermediary services provided by the broker, Party A agrees to pay the broker a commission of RMB ¥"(in capital case) and Party B agrees to pay the broker a commission of RMB 2120. The above commission shall be paid at the time of this contract is signed.

7.    All relevant payments to be collected by Party C, please transfer to the designated account of Party C and exchange the corresponding financial notes. Party C forbids the salesman and the store manager to charge the customer any fee, any payment to the business person or the store manager has the legal risk, if the customer insists on doing so, the personal behavior has nothing to do with the party C, the consequences are at the customer’s own expense.

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Both parties are aware of this Article (Article 4, point 7)

Article 6 Related expenses and taxes during the lease period

1.    Expenses to be borne by Party A:

During the lease period, the property right tax of the house and land shall be paid by Party A according to law. If the relevant government departments I’J collect the items not listed in this contract but related to the cost of the house, shall be borne by Party A.

2.    Party B pays the following expenses:

(1)  Party B shall pay its own expenses (including water, electricity, gas, net, property management fee, etc.) on time. Party B shall also bear the taxes and charges arising from the lease of the premises.

(2)  Party A shall not privately increase the fees not expressly paid by Party B in this contract:

Article 7 Housing repair and use

1.    During the lease term, Party A shall guarantee the safe use of the leased premises. Party A shall be responsible for the maintenance of the building and its facilities except as agreed by both parties in this contract and the additional terms (except for improper use by Party B). Party A proposes to carry out maintenance shall notify Party B in writing recently, and Party B shall actively assist and cooperate. After Party B proposes maintenance request to Party A, Party A shall provide maintenance service in time. Party A has no obligation to repair the decoration part of Party B.

2.    Party B shall use the leased premises and its ancillary facilities legally. If the house and facilities are damaged due to improper use, Party B shall immediately be responsible for the repair or economic compensation. If Party B changes the internal structure of the building, decoration or installation of equipment that has an impact on the structure of the building, the design scale, scope, technology, materials and other plans must obtain prior written approval of Party A before construction. otherwise the lease expires or Party A shall have the right to choose one of the rights, unless otherwise agreed by the two parties:

(1)          The decoration attached to the house is owned by Party A.

(2)          Requesting Party B to restore

(3)          charge Party B for the expenses actually incurred in the restoration project. Article 8 Transfer and sublease of houses

1.    During the lease period, unless otherwise agreed by both parties, Party B shall obtain the prior written consent of Party A before subletting part or all of the premises to others during the lease term, and shall be liable to Party A for the actions of the sub-lessee.

2.    Party A shall notify Party B in writing L months before the sale of the house, and Party B has the preemptive right under the same requirements.

Article 9 Transformation, rescission and finalization of contracts

1.    This contract may be changed or terminated by mutual agreement.

2.    Party B has the right to terminate the contract if Party A has the following practices:

(1)  The inability to provide a house or the provision of a house does not meet the requirements of the agreement and seriously affects the residence.

(2)   If Party A fails to fulfill its obligation to repair the house, it will seriously affect the residence.

3.    If Party B has one of the following practices during the lease period, Party A shall have the right to cancel the contract and return the leased premises;

(1)          Without the written approval of Party A, sublet and lease the premises.

(2)          Without the written approval of Party A, demolition and alteration of the housing structure.

(3)          Damage to the rental housing, within the legal time limit proposed by Party A has not been repaired.

(4)          change the rental purpose of the house agreed in this contract without the written approval of Party A.

(5)          Use rented premises to store dangerous goods or carry out relocation activities.

(6)          Overdue payment of the agreed fees due by Party B, has caused serious damage to Party A.

(7)          Delays in rent for more than L months.

4.    If Party B wants to continue the lease prior to the expiration of the lease, Party B shall notify Party A in writing L months before the expiration of the lease. If Party A still wants to rent out after the expiration of the lease period, Party B shall enjoy the priority of lease right under the same requirements.

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5.    The lease expires the contract naturally.

6.     If the contract cannot be performed due to force majeure, the contract shall be terminated.

Article 10 Acceptance of Housing Delivery and Return

1.    Party A shall guarantee that the leased premises and its ancillary facilities and equipment are in a state of normal use.

2.    When the two parties participate in the acceptance, such as decoration, utensils and other hardware facilities, equipment objections should be proposed on the spot. If it is difficult to detect and judge on the spot, it shall be claimed to the other party within Z days.

3.    Party B shall return the leased premises and ancillary facilities and equipment to Party A after the expiration of the lease.

4.    Party B shall keep the premises, facilities and equipment in good condition and shall not retain articles or affect the normal use of the premises. Party A shall have the right to dispose of the articles retained without approval.

Article 11 Limitation on the disposition of Party A’s duty for breach of contract

1.    If Party A terminates the contract because it is unable to provide the premises agreed in this contract, Party B shall pay a penalty of breach of contract of one month for the total rent of this contract. Party A shall not only pay the liquidated damages as agreed, but also compensate for the losses beyond the liquidated damages.

2.    If Party B requests Party A to continue to perform the contract, Party A shall pay Party B L times the daily rent for each day overdue. Party A shall also bear the losses caused by overdue delivery to Party B.

3.    Party A shall pay Party B the expenses or offset the rent due to Party A's failure to perform the maintenance obligation or emergency, but Party B shall provide the valid certificate.

4.    If Party A violates this contract and reclaims the house in advance, it shall pay Party B a penalty for breach of contract in accordance with 8% of the total rent of the contract. If the liquidated damages paid are not enough to make up for Party B's losses, Party A shall also bear the duty of compensation.

5.    Party A shall compensate Party B for the loss if this contract is invalid due to defects in the ownership of the premises or illegal lease of the premises.

Article 12. Party B’s duty for breach of contract

1.    Party B has one of the following practices during the lease period, Party A has the right to terminate the contract and recover the house, and Party B shall pay Party A a penalty for breach of contract in accordance with one month% of the total rent of the contract. If the liquidated damages are not enough to make up for the losses of Party A, Party B shall also be responsible for the compensation until the total losses are made up.

(1)          sublease or lend the premises to others without Party A’s written approval;

(2)          Without the written approval of Party A, demolish and alter the structure or damage the house;

(3)          changing the lease purposes specified in this contract or using the premises for illegal activities;

(4)          To delay rent for more than a month.

2.    During the lease term, Party B shall pay the overdue fee due to Party B, and Party A shall pay the late fee according to 1% of the total amount of the related expenses for each day overdue.

3.    During the lease term, if Party B withdraws the lease without Party A’s approval, Party B shall pay Party A a penalty for breach of contract according to the amount of one month's annual rent. If the liquidated damages paid are not enough to make up for the losses of Party A, Party B shall also bear the duty of compensation.

4.    If Party B is late to pay the rent, each overdue-day, Party B shall pay the late fee by times.

5.    Upon the expiration of the lease, Party B shall deliver the premises as scheduled. Party B shall pay the late fee of the original daily rent L letter to Party A for each overdue F1. Party B shall also bear the losses caused by the overdue delivery to Party A.

6.    Party B shall be responsible for the safety of the premises during the lease period. In addition to the force majeure factors such as earthquakes, Party B shall be liable for the compensation of economic losses and the legal liability of phase 2 for all kinds of property losses and personal safety caused by water, electricity, fire, natural gas and all kinds of electrical equipment, building facilities, etc.

Article 13 Exemptions

1.    Party A and Party B shall not be held responsible for any losses arising out of Force Majeure.

2.    Because the national policy needs to demolish or renovate the rented house, so that both parties A and B cause losses, do not bear responsibilities.

3.    If the contract is terminated because of the reasons mentioned above, the rent shall be measured according to the time of actual use, not enough days for the whole month, and shall be refunded less.

4.    Force Majeure means an "unforeseeable, unavoidable and insurmountable objective situation".

Article 14 The matters not covered in this contract shall be subject to agreement between Party A and Party B W an additional clause. the addition clause and the attachment are all part of this contract and have the same legal effect as this contract.

Article 15. Dispute settlement

Disputes arising under this contract shall be settled by negotiation or application for mediation between the two parties. If the dispute cannot be settled by negotiation or mediation, the dispute shall be settled in L of the following ways (only one of the following two ways can be chosen):

1.	submitted to the Arbitration Commission for arbitration.

2.	bring a lawsuit to a people’s court with jurisdiction according to law.

Article 16. Other agreed matters

1.            The house rental contract signed by Party B Chengdu Qilian Trading Co., Ltd. legal person Xin Zhanchang. Agent Xin Yuchang

2.            Party A installed 2 air conditioners in November

3.            If Party B requests to make the invoice. Taxes and charges shall be borne by Party B

Article 17 This contract shall be effective after both parties sign (seal).

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